As filed with the Securities and Exchange Commission on July 1, 2008

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERRY ELLIS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	59-1162998
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3000 N.W. 107th Avenue, Miami, Florida 33172

(Address of Principal Executive Offices)(Zip Code)

Perry Ellis International, Inc. 2005 Long-Term

Incentive Compensation Plan, as amended and restated

(Full Title of the Plan)

George Feldenkreis

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

(Name and Address of Agent For Service)

(305) 592-2830

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

A. Jeffry Robinson, P.A.

Broad and Cassel

One Biscayne Tower, 21st Floor

2 South Biscayne Boulevard

Miami, Florida 33131

(305) 373-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☒
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	2,500,000	$21.77	$54,425,000	$2,138.91

(1)

Pursuant to Rule 416, promulgated under the Securities Act of 1933, as amended, this registration statement covers an indeterminate number of securities to be offered as a result of any adjustment from stock splits, stock dividends or similar transactions.

(2)

Computed in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The proposed maximum offering price per share of $21.77 was computed by averaging the high and low prices of a share of the Registrant’s common stock as reported on the NASDAQ Global Select Market on June 24, 2008.

EXPLANATORY NOTE

Perry Ellis International, Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register the additional options that may be granted and shares of common stock, par value $0.01 per share, that may be issued pursuant to awards granted under the 2008 amendments to the Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan (the “2005 Original Plan”) (the 2008 amendments to the 2005 Original Plan are hereafter referred to as the “2008 Amendments”). This Registration Statement also includes a reoffer prospectus prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future by our shareholders of common stock in respect of grants made, or to be made, under the 2008 Amendments or the 2005 Original Plan (prior to amendment and restatement) (the 2005 Original Plan collectively with the 2008 Amendments, the “2005 Plan”). The reoffer prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the 2005 Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Securities and Exchange Commission, but constitute, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish, without charge, to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement. All such documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also furnish, without charge, to each employee, upon the written or oral request of such employee, a copy of other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the General Counsel at the Registrant’s principal executive offices located at 3000 N.W. 107th Avenue, Miami, Florida 33172, having a general telephone number of (305) 592-2830.

REOFFER PROSPECTUS

2,500,000 SHARES OF COMMON STOCK

OF PERRY ELLIS INTERNATIONAL, INC.

This reoffer prospectus relates to 2,500,000 shares of our common stock, par value $0.01 per share, which may be offered for sale from time to time by certain shareholders of Perry Ellis International, Inc. (“Perry Ellis”), as described under the caption “Selling Shareholders.” These selling shareholders are current or former directors, officers or employees of Perry Ellis. We will not receive any proceeds from the sale of shares of common stock pursuant to this reoffer prospectus. The selling shareholders acquired the common stock pursuant to grants under either our original 2005 Long-Term Incentive Compensation Plan (prior to amendment and restatement) (the “2005 Original Plan”) or the amendments to our 2005 Long-Term Incentive Compensation Plan (the “2008 Amendments”), and these shareholders may resell all, a portion, or none of the shares of common stock from time to time. The 2005 Original Plan and the 2008 Amendments are collectively referred to as the “2005 Plan.”

The shares of common stock are “control securities” and/or “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this reoffer prospectus. This reoffer prospectus has been prepared for the purpose of registering the shares under the Securities Act to allow for future sales by selling shareholders, on a continuous or delayed basis, to the public without restriction. Each shareholder that sells shares of our common stock pursuant to this reoffer prospectus may be deemed to be an “underwriter” within the meaning of the Securities Act. In addition, any commissions received by a broker or dealer in connection with resales of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

You should read this reoffer prospectus and any accompanying prospectus supplement carefully before you make your investment decision. The sales may occur in transactions on the NASDAQ Global Select Market at prevailing market prices or in negotiated transactions. We will not receive any proceeds from any of these sales. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling shareholders will be borne by that shareholder.

Investing in the common stock involves risks. See “Risk Factors” beginning on page 3.

Our common stock is currently listed for trading on the NASDAQ Global Select Market under the symbol “PERY.” The last reported sale price of our common stock on the NASDAQ Global Select Market on June 24, 2008 was $21.86 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is                     , 2008.

i

THE COMPANY

The summary description of our business may not contain all information that may be important to you. You should read this entire prospectus, including the information set forth herein under the heading “Risk Factors” and our financial statements and related notes, included or incorporated by reference in this prospectus, before making an investment decision.

References in this reoffer prospectus to “we,” “us,” “our,” “Perry Ellis,” the “registrant” or the “company,” unless the context requires otherwise, refer to Perry Ellis International, Inc.

We are one of the leading apparel companies in the United States. We control a portfolio of major brands, some of which were established over 100 years ago. We design, source, market and license our products nationally and internationally at multiple price points and across all major levels of retail distribution in over 15,000 doors. Our portfolio of highly recognized brands includes the Perry Ellis® family of brands, which we believe together generate over $1.5 billion in annual retail sales, Axis®, Tricots St. Raphael®, Jantzen®, John Henry®, Cubavera®, the Havanera Co.®, Natural Issue®, Munsingwear®, Grand Slam®, Original Penguin® by Munsingwear®, Mondo di Marco®, Redsand®, Pro Player®, Manhattan®, Axist®, Savane®, Farah®, Gotcha®, Girl Star®, MCD®, Laundry by Shelli Segal® and C&C California®. We also (i) license the Nike® brand for swimwear and swimwear accessories, (ii) license the JAG® brand for men’s and women’s swimwear and cover-ups, (iii) are the worldwide master licensee for PING® golf apparel, (iv) license the PGA TOUR®, including Champions Tour for golf apparel, and (v) are the Dockers® licensee for outerwear.

We distribute our products primarily to wholesale customers that represent all major levels of retail distribution including department stores, national and regional chain stores, mass merchants, specialty stores, sporting goods stores, green grass golf shops, the corporate wear market, as well as clubs and independent retailers in the United States, Canada, the United Kingdom and Europe. Our largest customers include Macy’s, Inc. (“Macy’s”), Dillard’s Inc. (“Dillard’s”), Wal-Mart Stores, Inc. (“Wal-Mart”), J.C. Penney Company (“J.C. Penney”), and Kohl’s Corporation (“Kohl’s”). As of March 1, 2008, we also operated 40 Perry Ellis retail outlet stores located primarily in upscale retail outlet malls across the United States as well as 5 Original Penguin retail stores located in upscale demographic markets. In addition, we leverage our design, sourcing and logistics expertise by offering a limited number of private label programs to retailers. In order to maximize the worldwide exposure of our brands and generate high margin royalty income, we license our brands through 2 worldwide, 30 domestic, and 88 international license agreements.

Our wholesale business, which is comprised of men’s and women’s sportswear, swimwear and swimwear accessories, accounted for 97% of our total revenues in fiscal 2008, and our licensing business accounted for approximately 3% of our total revenues in fiscal 2008. We have traditionally focused on the men’s sportswear market, which represented approximately 90% of our total wholesale revenues in fiscal 2008, while our women’s and men’s swimwear market represented approximately 10% of our total wholesale revenues in fiscal 2008.

Our licensing business is a significant contributor to our operating income. We license the brands we own to third parties for the manufacturing and marketing of various products in distribution channels and countries in which we do not distribute those brands, including men’s and women’s apparel and footwear, men’s suits, underwear, loungewear, outerwear, fragrances, eyewear and accessories. These licensing arrangements raise the overall awareness of our brands without requiring us to make capital investments or incur additional operating expenses.

We employ a three-dimensional strategy in the design, sourcing, marketing and licensing of our products that focuses on diversity of brands, products and distribution channels. Through this strategy, we provide our products to a broad range of customers, which reduces our reliance on any single distribution channel, customer, or demographic group and minimizes competition among our brands.

We were incorporated in Florida in April 1967 and changed our name from Supreme International Corporation to Perry Ellis International, Inc. on June 18, 1999. Our principal executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution readers that this reoffer prospectus and the portions of the documents incorporated by reference into this reoffer prospectus include “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. Some of the factors that could affect our financial performance, cause actual results to differ from our estimates, or underlie such forward-looking statements are as set forth below and in various places in this reoffer prospectus and in the portions of the documents incorporated by reference, including under the heading “Risk Factors” in this reoffer prospectus. These factors include:

•	general economic conditions,

•	a significant decrease in business from or loss of any of our major customers or programs,

•	anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation,

•	the effectiveness of our planned advertising, marketing and promotional campaigns,

•	our ability to contain costs,

•	disruptions in the supply chain,

•	our future capital needs and our ability to obtain financing,

•	our ability to integrate acquired businesses, trademarks, tradenames and licenses,

•	our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products,

•	the termination or non-renewal of any material license agreements to which we are a party,

•	changes in the costs of raw materials, labor and advertising,

•	our ability to carry out growth strategies including expansion in international and direct to consumer retail markets,

•	the level of consumer spending for apparel and other merchandise,

•	our ability to compete,

•	exposure to foreign currency risk and interest rate risk,

•	possible disruption in commercial activities due to terrorist activity and armed conflict, and

•	other factors set forth in this reoffer prospectus and in our other filings with the Securities and Exchange Commission (the “Commission”).

You are cautioned that all forward-looking statements involve risks and uncertainties, detailed in our filings with the Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

RISK FACTORS

Our business faces certain risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business. If any of the events or circumstances described as risks below or elsewhere in this report actually occurs, our business, results of operations or financial condition could be materially and adversely affected.

We rely on a few key customers, and a significant decrease in business from the loss of any one key customer or key program would substantially reduce our revenues and harm our business.

We derive a significant amount of our revenues from a few major customers. For example, net sales to our five largest customers totaled approximately 46%, 50% and 46% of net sales during fiscal 2008, fiscal 2007, and fiscal 2006, respectively. For fiscal 2008, two customers accounted for over 10% of net sales; Kohl’s and Macy’s accounted for approximately 15% and 10% of net sales, respectively. For fiscal 2007, three customers accounted for over 10% of net sales; Kohl’s, Macy’s and Wal-Mart accounted for 13%, 11% and 11% of net sales respectively. For fiscal 2006, two customers accounted for over 10% of net sales; Macy’s and Wal-Mart accounted for approximately 13% and 11% of net sales, respectively. A significant decrease in business from or loss of any of our major customers could harm our financial condition by causing a significant decline in revenues attributable to such customers.

Although we have long-standing relationships with many of our customers, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. We believe that purchasing decisions are generally made independently by individual department stores within a company-controlled group. There has been a trend, however, toward more centralized purchasing decisions. As such decisions become more centralized, the risk to us of such concentration increases. Furthermore, our customers could curtail or cease their business with us because of changes in their strategic and operational initiatives, such as an increased focus on private label, consolidation with another retailer, changes in our customer’s buying patterns, financial instability and other reasons. If our customers curtail or cease business with us, our revenues could significantly decrease and our financial condition could be significantly harmed.

We may not be able to anticipate consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers and result in a significant decrease in net sales.

Our failure to anticipate, identify and respond effectively to changing consumer demands and fashion trends could adversely affect acceptance of our products by retailers and consumers and may result in a significant decrease in net sales or leave us with a substantial amount of unsold inventory. We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner. Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to rapid change. We may not be able to continue to develop appealing styles or successfully meet constantly changing consumer demands in the future. In addition, any new products or brands that we introduce may not be successfully received by retailers and consumers. Due to the recent acquisitions of Laundry by Shelli Segal and C&C California, we will increase our exposure to women’s apparel thus making us subject to additional changes in fashion trends as women’s fashion trends have historically changed more rapidly than men’s. If our products are not successfully received by retailers and consumers and we are left with a substantial amount of unsold inventory, we may be forced to rely on markdowns or promotional sales to dispose of excess, slow-moving inventory. If this occurs, our business, financial condition, results of operations and prospects may be harmed.

Increases in the prices of raw materials used to manufacture our products or increases in costs to transport our products could materially increase our costs and decrease our profitability.

The principal fabrics used in our business are made from cotton, wool, silk, synthetic and cotton-synthetic blends. The prices we pay for these fabrics are dependent on the market prices for the raw materials used to produce them, primarily cotton and chemical components of synthetic fabrics. These raw materials are subject to price volatility caused by weather, supply conditions, government regulations, energy costs, economic climate and other unpredictable factors. Fluctuations in petroleum prices may also influence the prices of related items such as chemicals, dyestuffs and polyester yarn as well as the costs we incur to transport products from our suppliers and costs we incur to distribute products to our customers. Any raw material price increase or increase in costs related to the transport of our products (primarily petroleum costs) could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. In addition, if one or more of our competitors is able to reduce its production costs by taking greater advantage of any reductions in raw material prices or favorable sourcing agreements, we may face pricing pressures from those competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have an adverse effect on our business, results of operations or financial condition.

We are dependent upon the revenues generated by our licensing alliances and the loss or inability to renew certain licenses could reduce our royalty income and consequently reduce our net income.

Although a relatively small portion of our net income is derived from licensing income received from our licensing partners, the interruption of the business of several of our licensing partners or the loss of several licenses at any one time could adversely affect our royalty income and net income. Royalty income from licensing accounted for $25.4 million or 3.0% of total revenues for fiscal 2008.

We currently license the Dockers, PING, Nike, JAG, Champions Tour and PGA TOUR brands from third parties. These licenses vary in length of term, renewal conditions and royalty obligations. The average term of these licenses is three to five years with automatic renewals depending upon whether we achieve certain targeted sales goals. We may not be able to renew or extend any of these licenses on favorable terms, if at all. If we are unable to renew or extend any of these licenses, we could experience a decrease in net sales.

Our business could be harmed if we do not deliver quality products in a timely manner.

Our sourcing, logistics and technology functions operate within substantial production and delivery requirements and subjects us to the risks associated with unaffiliated manufacturers, transportation and other risks. If we do not comply with customer product requirements or meet their delivery requirements, our customers could reduce our selling prices, require significant margin support, reduce the amount of business they do with us, or cease to do business with us, all of which would harm our business.

Because we do business abroad, our business could be harmed if changes in political or economic stability, laws, exchange rates, or foreign trade policies should occur.

Our relationship with our foreign suppliers subjects us to the risks of doing business abroad. As a result of our suppliers, in some instances, being at great geographic distances from us, our transportation costs are increased and longer lead times are required, which reduces our flexibility. Our finished goods are also subject to import duties, quotas and other restrictions. Other risks in doing business with foreign suppliers include political or economic instability, any significant fluctuations in the value of the dollar against foreign currencies, terrorist activities, and restrictions on the transfer of funds. Although we have not been affected in a material way by any of the foregoing factors, we cannot predict the likelihood or frequency of any such events occurring and any material disruption may have an adverse affect on our business.

We may face challenges integrating the operations of our recently acquired brands or any businesses we may acquire, which may negatively impact our business.

As part of our strategy of making selective acquisitions, we acquire new brands and product categories. Acquisitions have inherent risks, including the risk that the projected sales and net income from the acquisition may not be generated, the risk that the integration is more costly and takes longer than anticipated, risks of retaining key personnel, and risks associated with unanticipated events and unknown legal liabilities. Any of these and other risks may harm our business.

With respect to previous acquisitions, we faced many challenges in consolidating functions and integrating management procedures, personnel and operations in an efficient and effective manner, which if not managed as projected, could have negatively impacted our business. Some of these challenges included increased demands on management related to the significant increase in the size and diversity of our business after the acquisition, the dedication of management’s attention to implement our strategies for the business, the retention and integration of key employees, determining aspects of the acquired business that were to be kept separate and distinct from our other businesses, and difficulties in assimilating corporate culture and practices into ours. We expect that we will face similar challenges if we make significant acquisitions in the future.

We have a significant amount of debt, which could have important negative consequences to us, including making it difficult for us to satisfy all of our obligations in the event we experience financial difficulties.

We have a significant amount of debt. As of April 2008, we had over $240 million of debt outstanding (excluding amounts outstanding under our letter of credit facilities).

Our substantial indebtedness could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to our senior subordinated notes, including our ability to repurchase such notes upon the occurrence of a change of control,

•	increasing our vulnerability to adverse general economic and industry conditions and adverse changes in governmental regulations,

•	limiting our ability to obtain additional financing to fund capital expenditures, acquisitions and other general corporate requirements,

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures, acquisitions or other general corporate purposes,

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, and

•	placing us at a competitive disadvantage compared to our less leveraged competitors.

Our ability to pay interest on our indebtedness and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and cash flow and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on our indebtedness or to meet our liquidity needs or other obligations, we will need to refinance our existing debt, obtain additional financing or sell assets. We cannot assure that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, our interest expense may increase if general economic conditions result in an increasing interest rate environment because most of our debt is based on variable as opposed to fixed rates. We cannot assure that our business will generate cash flow, or that we will be able to obtain funding sufficient to satisfy our debt service requirements.

We operate in a highly competitive and fragmented industry and our failure to successfully compete could result in a loss of one or more significant customers.

The apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than us. We believe that the principal competitive factors in the apparel industry are:

•	brand name and brand identity,

•	timeliness, reliability and quality of services provided,

•	market share and visibility,

•	price, and

•	the ability to anticipate customer and consumer demands and maintain appeal of products to customers.

The level of competition and the nature of our competitors varies by product segment with low-margin, mass-market manufacturers being our main competitors in the less expensive segment of the market and U.S. and foreign designers and licensors competing with us in the more upscale segment of the market. If we do not maintain our brand names and identities and continue to provide high quality and reliable services on a timely basis at competitive prices, we may not be able to continue to compete in our industry. If we are unable to compete successfully, we could lose one or more of our significant customers, which, if not replaced, could negatively impact our sales and financial performance.

We depend on certain key personnel the loss of which could negatively impact our ability to manage our business.

Our future success depends to a significant extent on retaining the services of certain executive officers and directors, in particular George Feldenkreis, our chairman of the board and chief executive officer, and Oscar Feldenkreis, our president and chief operating officer. They are each party to an employment agreement which expires in 2013. The loss of the services of either George Feldenkreis or Oscar Feldenkreis, or any other key member of management, could have a material adverse effect on our ability to manage our business. Our continued success is dependent upon our ability to attract and retain qualified management, administrative and sales personnel to support our future growth. Our inability to do so may have a significant negative impact on our ability to manage our business.

The sale of a substantial amount of our common stock could adversely affect the prevailing market price of our common stock.

The sale and issuance of a substantial amount of our common stock, including shares issued upon the exercise of stock options, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Our stock price has fluctuated and may continue to fluctuate.

The market price of our common stock has fluctuated somewhat in the past. The market price of our common stock may continue to be subject to fluctuations in the future in response to a variety of factors, including:

•	the business environment, including the operating results and stock prices of companies in our industry,

•	our liquidity needs and constraints,

•	trading on the NASDAQ Global Select Market,

•	fluctuations in operating results,

•	future announcements concerning our business or that of our competitors or customers,

•	our acquisition or disposition of businesses or brands,

•	our acquisition or disposition of a license,

•	developments in the financial markets, and

•	general conditions in the apparel industry.

Furthermore, stock prices for many companies fluctuate widely for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly-traded companies, may adversely affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders. The proceeds from the sale of the common stock offered under this reoffer prospectus are solely for the account of the selling shareholders named in this prospectus.

SELLING SHAREHOLDERS

This reoffer prospectus relates to shares of common stock that are being registered for reoffers and resales by our directors, officers and employees who have acquired or may acquire shares pursuant to the 2005 Plan. The selling shareholders may resell all, a portion, or none of the shares of common stock from time to time. Since each selling shareholder may sell all or some portion of the shares of common stock he or she beneficially owns, and since some of the selling shareholders have not yet been identified, only an estimate (assuming that he or she sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the known selling shareholders after this offering. To our knowledge, none of the selling shareholders are broker-dealers or affiliates of broker-dealers. This prospectus may also be used by certain un-named non-affiliates, each of whom may sell up to 1,000 shares pursuant to this prospectus.

Beneficial ownership is determined in accordance with the rules of the Commission. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares of common stock listed. Options to purchase shares of common stock that are currently exercisable or exercisable within 60 days of the date of June 17, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person.

The table below consists of a list of certain of the selling shareholders and the number of shares beneficially owned by each selling shareholder as of June 17, 2008. In addition to these selling shareholders, there are certain executive officers, directors and/or their respective permitted transferees who might resell control securities but who are not known as of the date of this reoffer prospectus. This reoffer prospectus may be amended or supplemented from time to time to add selling shareholders from such group to or delete the names of selling shareholders from the following table or to otherwise amend or supplement the information in the table set forth below.

Name	Position	Shares Beneficially Owned Before Offering			Number of Shares Being Offered	Shares Beneficially Owned After Offering
		Number		Percentage(1)		Number	Percentage(1)
Paul Rosengard	Group President, Perry Ellis and Premium Brands	17,250	(2)	*	6,000(3)	11,250	*

Seth Ellison	Employee	3,750		*	3,750(4)	0	*

*	Less than 1%.
(1)	Based upon 15,701,894 shares outstanding as of June 24, 2008.

(2)	Includes 11,250 shares issuable upon the exercise of stock options that are exercisable within 60 days of June 17, 2008. Does not include 3,750 shares underlying options owned by Mr. Rosengard that will not vest within 60 days of June 17, 2008.
(3)	Represents shares of restricted stock granted to Mr. Rosengard on August 1, 2005, which grant was ratified by the Compensation Committee of the Board of Directors on August 17, 2005. The restrictions associated with this stock lapse as follows: 3,000 shares on August 1, 2008 and 3,000 shares on August 1, 2009. Mr. Rosengard will not have investment power with respect to these shares until the restrictions lapse.
(4)	Represents shares of restricted stock granted to Mr. Ellison on November 28, 2005. The restrictions associated with this stock lapse as follows: 1,875 shares on November 28, 2008 and 1,875 shares on November 28, 2009. Mr. Ellison will not have investment power with respect to these shares until the restrictions lapse.

PLAN OF DISTRIBUTION

The shares of common stock covered by this reoffer prospectus are being registered by us for the account of the selling shareholders and their successors, including their transferees, pledgees or donees or their successors.

The shares of common stock offered hereby may be sold from time to time directly by or on behalf of the selling shareholders in one or more transactions on the NASDAQ Global Select Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. A selling shareholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholder and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of common stock covered by this reoffer prospectus. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling shareholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling shareholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling shareholders will sell all or a portion of the common stock offered hereby.

The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the selling shareholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby has been passed upon for us by Broad and Cassel.

AVAILABLE INFORMATION

We have filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, located at 100 F Street, NE, Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of this website is www.sec.gov. In addition, you may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon the oral or written request of that person. Requests should be directed to the attention of the General Counsel of Perry Ellis, at Perry Ellis’s principal executive offices located at 3000 N.W. 107th Avenue, Miami, Florida 33172. Our telephone number is (305) 592-2830.

You should only rely on the information incorporated by reference or provided in this reoffer prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this reoffer prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus.

INCORPORATED DOCUMENTS

We are incorporating by reference certain information that we have filed with the Commission under the informational requirements of the Exchange Act, which means that we disclose important information to you by referring you to another document filed separately with the Commission. The information contained in the documents we are incorporating by reference is considered to be part of this reoffer prospectus and the information that we later file with the Commission will automatically update and supersede the information contained or incorporated by reference into this reoffer prospectus. We are incorporating by reference:

1. Our Annual Report on Form 10-K filed with the Commission on April 18, 2008, for the fiscal year ended January 31, 2008;

2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008, filed with the Commission on June 4, 2008;

3. Our Proxy Statement on Schedule 14A, filed with the Commission on May 8, 2008;

4. Our Current Report on Form 8-K, filed with the Commission on June 17, 2008; and

5. The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission, as such description is updated in any amendment to the Form 8-A.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this reoffer prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this reoffer prospectus.

We will provide without charge to each person to whom a reoffer prospectus is delivered, upon written or oral request by such person, a copy of any or all of the documents that have been incorporated by reference in but not delivered with the reoffer prospectus. Written requests should be sent to:

Perry Ellis International, Inc.

3000 N.W. 107th Avenue

Miami, Florida 33172

Attention: General Counsel

Oral requests should be made by telephoning (305) 592-2830.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act, as amended, and is, therefore, unenforceable.

REOFFER PROSPECTUS

2,500,000 SHARES OF COMMON STOCK

OF PERRY ELLIS INTERNATIONAL, INC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this registration statement:

1. The Registrant’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on April 18, 2008, for the fiscal year ended January 31, 2008;

2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008, which the Registrant filed with the Commission on June 4, 2008;

3. The Registrant’s Proxy Statement on Schedule 14A, which the Registrant filed with the Commission on May 8, 2008;

4. The Registrant’s Current Report on Form 8-K, which the Registrant filed with the Commission on June 17, 2008; and

5. The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission, as such description is updated in any amendment to the Form 8-A.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such law. The Registrant’s Second Amended and Restated Articles of Incorporation and Bylaws

provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

Item 7.	Exemption from Registration Claimed.

The restricted securities that are being reoffered and resold pursuant to the reoffer prospectus included herein were issued pursuant to the 2005 Plan and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Item 8.	Exhibits.

4.1	Perry Ellis International, Inc. 2005 Long-Term Incentive Compensation Plan, as amended and restated (1)

5.1	Opinion of Broad and Cassel

23.1	Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this registration statement)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included in the signature page of this registration statement)

(1)	Previously filed as Annex A to the Registrant’s Proxy Statement on Schedule 14A, dated May 8, 2008, and incorporated herein by reference.

Item 9.	Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Miami, state of Florida on this 30th day of June, 2008.

PERRY ELLIS INTERNATIONAL, INC.

By:	/s/ George Feldenkreis
George Feldenkreis
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints George Feldenkreis and Thomas D’Ambrosio, or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ George Feldenkreis	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 30, 2008
George Feldenkreis

/s/ Oscar Feldenkreis	Vice Chairman of the Board, President, Chief Operating Officer and Director	June 30, 2008
Oscar Feldenkreis

/s/ Thomas D’Ambrosio	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 30, 2008
Thomas D’Ambrosio

/s/ Joe Arriola	Director	June 30, 2008
Joe Arriola

/s/ Ronald Buch	Director	June 30, 2008
Ronald Buch

/s/ Gary Dix	Director	June 30, 2008
Gary Dix

/s/ Joseph P. Lacher	Director	June 30, 2008
Joseph P. Lacher

/s/ Leonard Miller	Director	June 30, 2008
Leonard Miller

/s/ Joseph Natoli	Director	June 30, 2008
Joseph Natoli

/s/ Barry S. Gluck	Director	June 30, 2008
Barry S. Gluck

EXHIBIT INDEX

Exhibit	Description
5.1	Opinion of Broad and Cassel

23.1	Consent of Broad and Cassel (contained in its opinion filed as Exhibit 5.1 to this registration statement)

23.2	Consent of Deloitte & Touche LLP